NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: T. Joe Crawford
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION
REPORTS FIRST QUARTER RESULTS

          ROANOKE, Virginia, March 9, 2004 -- Roanoke Electric Steel Corporation (Nasdaq: RESC) reported a profit of $1,533,676 for the first quarter ended January 31, 2004, compared to a loss of $2,129,872 for the same period last year. Basic and diluted earnings per share were $.14, compared to basic and diluted loss per share of $.19 in the first quarter of 2003. Sales for the quarter were $87,255,510, a 42.73% increase from sales of $61,129,954 reported for the 2003 first quarter. Included in the quarterly results was a payment received of $3,061,820, or $1,410,887 additional earnings ($.13 per share), from graphite electrode plaintiffs in conjunction with a class action suit for antitrust violations.

               Donald G. Smith, Chairman and Chief Executive Officer, stated:

        "We are very pleased to report that for the fourth consecutive quarter our earnings per share have improved. The quarter was positively affected by an increase in selling prices for the majority of our products, as well as an increase in tonnage shipped across most of our product lines. The increased costs of scrap, our principal raw material, and alloys had a negative impact on the results for the quarter. Our fabricating subsidiaries are still hampered by reduced margins for fabricated products, due to weak nonresidential construction activity. However, overall gross profit percentages improved for most of our subsidiaries in the first quarter of 2004, compared to the first quarter of 2003. Also affecting the results of the quarter were increased administrative costs in association with ongoing compliance efforts regarding the Sarbanes-Oxley Act."
        "We continue our efforts to pass price increases along to our customers, due to the increase in raw material costs. Three price increases for merchant and structural products, which have already been announced, will take effect during the second quarter and will hopefully help maintain profit margins. We expect our fabricating facilities to continue to struggle, but our rolling mills and melt shops continue to be busy and, in some instances, are adding additional shifts to keep pace with rising demand for our products. Business conditions appear to be improving in certain markets, and we hope the momentum we have achieved over the last four quarters can continue."

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      Consolidated Statements of Earnings

	(Unaudited)
	Three Months Ended
	January 31,
	2004	2003

SALES	$87,255,510	$61,129,954

COST OF SALES	78,403,653	58,056,795

GROSS EARNINGS	8,851,857	3,073,159

OTHER OPERATING EXPENSES (INCOME)
Administrative	7,359,859	5,225,018
Interest, net	1,047,682	1,462,984
Profit sharing	956,488	80,400
Antitrust litigation settlement	(3,061,820)	(520,960)
Total	6,302,209	6,247,442

EARNINGS (LOSS) BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	2,549,648	(3,174,283)

INCOME TAX EXPENSE (BENEFIT)	1,015,972	(1,272,821)

EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE	1,533,676	(1,901,462)

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	---	(228,410)

NET EARNINGS (LOSS)	$1,533,676	$(2,129,872)

Earnings (loss) per share (basic and diluted) of common stock:

Earnings (loss) before cumulative effect of change
in accounting principle	$0.14	$(0.17)

Cumulative effect of change in
accounting principle	---	(0.02)

Net earnings (loss) per share of common stock	$0.14	$(0.19)

Cash dividends per share of common stock	$0.05	$0.05

Weighted average number of common
shares outstanding :
Basic	10,932,813	10,942,813
Diluted	10,970,133	10,958,945

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                This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such forward-looking statements, the Company notes that a variety of factors could cause actual results and experience to differ materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include economic and industry conditions, timing of the recovery within our steel markets, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, foreign trade polices affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and others.

                Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Five subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, reinforcing bar and truck trailer beam fabrication.

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